Exhibit 99.1

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME

(unaudited; in thousands)

	Thirteen Weeks Ended
	March 31, 2023	March 25, 2022
Net income	$1,401	$1,385
Interest expense	10,006	4,365
Depreciation	7,011	5,889
Amortization	4,697	3,356
Provision for income tax expense	492	514
EBITDA (1)	23,607	15,509

Adjustments:
Stock compensation (2)	5,334	3,043
Other operating expenses, net (3)	1,672	1,163
Duplicate rent (4)	1,615	1,736

Adjusted EBITDA (1)	$32,228	$21,451

1.	We are presenting EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.
2.	Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock and stock options to our key employees and our independent directors.
3.	Represents non-cash changes in the fair value of contingent earn-out liabilities related to our acquisitions, non-cash charges related to asset disposals, certain third-party deal costs incurred in connection with our acquisitions or financing arrangements and certain other costs.
4.	Represents duplicate rent and occupancy costs for our Los Angeles, CA, Richmond, CA, Miami, FL and Portland, OR facilities.